EXHIBIT 99.1

        AMERICAN ORIENTAL BIOENGINEERING, INC. ANNOUNCES RECORD REVENUES
                   AND EARNINGS FOR THE THIRD QUARTER OF 2005

                             REVENUES INCREASE 81.9%
                           NET INCOME INCREASES 65.5%

HONG KONG--(BUSINESS WIRE)--November 14, 2005 -- American Oriental Bioengineering, Inc. (AMEX: AOB), an emerging Chinese company that produces and distributes a broad range of pharmaceutical and nutraceutical products, today announced financial results for the third quarter and nine-month period ended September 30, 2005.

KEY FINANCIAL INDICATORS
(all numbers for this table in thousands, except share and per-share amounts)

                                 Q3 2005          Q3 2004    Percentage Change

Consolidated revenues            $13,407          $7,373            81.9%
Cost of revenues                 $4,912           $2,436           101.6%
Gross profit                     $8,495           $4,936            72.1%
Total operating expenses         $3,856           $2,284            68.9%
Income from operations           $4,639           $2,652            74.9%
Net Income                       $3,710           $2,241            65.5%
EPS - Basic                      $0.08            $0.07             14.3%
EPS -Diluted                     $0.08            $0.07             14.3%
Diluted shares                   44,076,235       33,594,477        31.2%


For the third quarter, the Company announced revenues of $13.4 million, an increase of 81.9 percent compared to the $7.4 million reported for the third quarter of 2004. The increase in revenue was attributable to growth in the Company's Plant-Based Pharmaceutical (PBP) and Plant-Based Nutraceutical (PBN) products, including the contribution of the Heilongjiang Songhuajiang Pharmaceutical Co., Ltd ("HSPL") acquisition completed in November 2004 which added the Shanghuangling Lyophilize Powder Injection to the Company's PBP product line. Excluding the $4.3 million contribution from HSPL, organic revenues grew 23.8 percent for the third quarter of 2005 compared to the third quarter of 2004.

For the third quarter, PBP products comprised $8.6 million, or 64.3 percent of total sales, while PBN products comprised $4.8 million, or 35.7 percent of total sales. During the third quarter of 2005, the sales of PBP products increased approximately $5.5 million, or 173.9 percent compared to the same period in 2004, driven by the addition of the Shanghuangling Lyophilize Powder Injection to the Company's PBP product line and growth in the Company's Cease Enuresis Soft Gel sales, one of the few PBP approved by the Chinese Government for the treatment of bedwetting and nighttime urination. Shanghuangling Lyophilize Powder Injection accounted for 49.6 percent of PBP revenue and the Cease

Enuresis Soft Gel products contributed $3.0 million, representing 35.2 percent of total PBP revenues. Shanghuangling Lyophilize Powder Injection did not contribute to revenues during the third quarter 2004. Cease Enuresis Soft Gel products increased 61.2 percent for the third quarter of 2005 compared to the third quarter of 2004.

PBN sales increased by $558,061 or 13.2 percent compared to last year as the Company continued to improve its marketing efforts geared towards educating consumers on the benefits of using soy-based peptide products. The Company's largest product as a percentage of revenue for its PBN segment was the Peptide 1*100, which represented $3.1 million, or 65.5 percent, of revenues for this line.

Cost of goods sold were $4.9 million, an increase of 101.6 percent compared to the $2.4 million reported for the same period a year ago, resulting in gross margins of 63.4 percent for the third quarter of 2005 compared to gross margins of 67.0 percent for the third quarter last year. The Company's gross margins were impacted by higher costs associated with manufacturing the HSPL product, which was not factored into the Company's third quarter 2004 results.

Selling and marketing expenses increased 67.2 percent to $850,167, advertising expenses increased 3.8 percent to $756,541 and general and administrative expenses increased 117.3 percent to $1.9 million, in each case compared to the third quarter of 2004. Collectively, total operating expenses were $3.9 million, an increase of 68.9 percent compared to the $2.3 million reported for the same period last year as the Company increased expenses related to the HSPL acquisition and other initiatives to support operational growth. Operating expenses as a percentage of sales was 28.8 percent during the third quarter of 2005 compared to 30.9 percent for the third quarter of 2004.

Operating income increased to $4.6 million, or 74.9 percent, from $2.7 million for the third quarter of 2004. Operating margin was 34.6 percent compared to
36.0 percent during the third quarter of 2004, with the decrease due to the integration of HSPL operations as mentioned previously.

Net income was $3.7 million, as compared to net income of $2.2 million for the third quarter last year, an increase of 65.5 percent. Basic and diluted earnings per share for the third quarter of 2005 were $0.08 per share, as compared to $0.07 per share for the third quarter of 2004. The Company utilized 44.1 million weighted diluted shares in this calculation, representing a 31.2 percent increase from the 33.6 million weighted diluted shares for the third quarter of 2004.

"This was an exciting quarter for American Oriental Bioengineering as we achieved a listing on the American Stock Exchange, made significant improvements in our balance sheet, continued to integrate the acquired assets of HSPL while continuing our strong financial performance," commented Tony Liu, Chairman and CEO of American Oriental Bioengineering. "During the third quarter, we continued


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to deliver solid revenue and earnings growth while further positioning AOBO to gain market share by expanding our geographic footprint and distribution channels. We made a strategic decision to expand the marketing of our PBN products and subsequently opened our first retail location in Hong Kong called "Life Peptide". This location will act as a showpiece to promote and educate consumers on the benefits of soy-based peptide products as a means to address improved overall health and well-being. Additionally, our soy-based peptide products will be offered in over 100 independent retail locations in the region. As we continue to penetrate the large and growing Chinese market with our superior products coupled with favorable macro demographic and product trends, we believe AOBO is well positioned for ongoing growth and profitability."

For the nine-month period ended September 30, 2005, the Company announced revenues of $35.0 million, an increase of 81.3 percent compared to the $19.3 million reported for the first nine months of 2004. The Company's PBP products contributed $22.1 million in revenues, up 112 percent compared to the first nine months of 2004. For the nine months ended September 30, 2005, $10.9 million of the revenue growth was contributed by SLPI, or 49.6 percent of total PBP revenues, and Cease-Enuresis Soft Gel products contributed $7.3 million, or 33.2 percent, of total PBP revenue, representing a 53.4 percent growth compared to the same nine-month period 2004.

For the nine month period ended September 30, 2005, cost of goods sold were $12.7 million, an increase of 108.7 percent compared to the $6.1 million from the same period a year ago, resulting in gross margin of 63.6 percent for the first nine-months of 2005 compared to gross margin of 68.4 percent for the same period last year, with gross margin decreasing due to the inclusion of HSPL products. Total operating expenses were $10.1 million, an increase of 42.5 percent compared to the $7.1 million reported for the same period last year. Operating expenses as a percentage of sales was 28.9 percent compared to 36.8 percent for the same period in 2004. Operating income was $12.1 million, an increase of 99.1 percent compared to $6.1 million reported in the same period. Operating margins were 34.7 percent, compared to 31.6 percent for the same period last year, as the Company benefited from a faster rate of growth in sales compared to expenses. Net income was $9.2 million compared to net income of $5.0 million during the comparable period for 2004, an increase of 84.6 percent. Basic and diluted earnings per share were $0.22 per share compared to $0.15 per share for the nine-month period last year. The Company utilized 41.3 million weighted diluted shares in the calculation compared to 33.1 million weighted diluted shares in the same period last year.

BALANCE SHEET
The Company completed the quarter with $19.1 million in cash and cash equivalents, inclusive of the $11.0 million received from its class "A" and "B" warrants exercises by the end of September 2005. This compares to $11.4 million in cash as of December 31, 2004. The Company reported $3.7 million in bank loans as of September 30, 2005, as compared to $5.1 million as of December 31, 2004. During the first nine months of 2005 the Company generated $3.9 million in positive cash flows from operations.


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

"Today, with over 100 products in our portfolio and over 10,000 points of sale, we believe we are a far stronger and more diverse company than just one year ago," Mr. Liu continued. "With a stronger cash position and a more defined and effective distribution channel, we are able to target multiple growth strategies in addition to having the resources available to capitalize on complimentary acquisition opportunities within the Chinese marketplace. We are initiating plans to penetrate new markets and drive organic growth in terms of both revenue and earnings, while positioning ourselves as a recognizable entity in China for plant based herbal remedies.

TELECONFERENCE INFORMATION
The Company's management will host a third quarter earnings conference call today at 4:30 p.m. Eastern Time today. Interested participants should call 1-888-896-0863 when calling within the United States or 1-973-582-2741 when calling internationally. There will be a playback available until November 21, 2005. To listen to the playback, please call 1-877-519-4471 when calling within the United States or 1-973-341-3080 when calling internationally. Please use pass code 6684462 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at American Oriental Bioengineering's web site at http://www.bioaobo.com. The webcast may also be accessed at ViaVid's website at: http://www.viavid.net. The webcast can be accessed until December 14, 2005 on either site.

ABOUT AMERICAN ORIENTAL BIOENGINEERING, INC.
American Oriental Bioengineering, Inc. (AOB) uses proprietary processes for producing soybean protein peptide more efficiently than traditional extracting techniques. These techniques are used to manufacture and formulate supplemental and medicinal products. Soybean peptides are used widely in general food, health food products and medicines, among other applications. AOB also produces Cease-Enuresis Soft Gel, one of the few Chinese FDA-approved first grade, prescription medicine that is specially formulated to help alleviate bed-wetting and incontinence. The Company is a leading producer of products in both the pharmaceuticals and nutraceuticals areas in China. For more information, visit HTTP://WWW.BIOAOBO.COM.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


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
                            AMERICAN ORIENTAL BIOEGINEERING, INC. AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    ASSETS
                                                    ------

                                                                                  SEPTEMBER 30,  DECEMBER 31,
                                                                                       2005         2004
                                                                                   -----------   -----------
                                                                                   (UNAUDITED)
CURRENT ASSETS
Cash and cash equivalents                                                          $19,074,261   $11,404,149
Accounts receivable, net of allowance for doubtful accounts of
$307,106 and $0, respectively                                                        7,691,130     4,736,901
Inventories, net of provision of $606,927 and $0, respectively                      10,506,880     5,673,059
Advances to suppliers                                                                  520,884       518,589
Other receivables                                                                       14,210       156,062
Prepaid expenses                                                                       138,400          --
Due from employees                                                                     410,808       182,099
Deferred consulting expenses                                                           962,328     1,686,652
                                                                                   -----------   -----------
      Total Current Assets                                                          39,318,901    24,357,511

PLANT AND EQUIPMENT, NET                                                             7,766,247     8,068,776
DEFERRED TAX ASSETS                                                                    581,227       159,958
LICENSE, NET                                                                           486,592       542,168
CONSTRUCTION IN PROGRESS                                                             6,481,073     1,836,714
LAND USE RIGHTS, NET                                                                 7,950,592     7,871,497
                                                                                   -----------   -----------
    TOTAL ASSETS                                                                   $62,584,632   $42,836,624
                                                                                   ===========   ===========
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
                                     ------------------------------------

CURRENT LIABILITIES
Accounts payable                                                                   $ 1,407,773       755,266
Short-term bank loans                                                                3,707,365     5,060,241
Common stock to be issued                                                            2,780,328          --
Taxes payable                                                                        1,231,258     1,096,545
Other payables and accrued expenses                                                  1,434,031     1,064,411
Due to officers                                                                           --       1,404,522
Customer deposits                                                                      302,054       160,504
Current portion of obligations under capital leases                                     13,577        12,952
                                                                                   -----------   -----------
Total current liabilities                                                           10,876,386     9,554,441

LONG-TERM PORTION OF OBLIGATIONS UNDER CAPITAL LEASES                                   23,528        34,548
DEFERRED TAX LIABILITIES                                                               210,885       107,201
                                                                                   -----------   -----------
TOTAL LIABILITIES                                                                   11,110,799     9,696,190
                                                                                   -----------   -----------


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

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at September 30, 2005 and
December 31, 2004, respectively                                                          1,000         1,000
Common stock, $0.001 par value; 60,000,000 shares authorized; 48,264,739 and
39,746,827 shares issued and outstanding,
respectively                                                                            48,265        39,747
Additional paid-in capital                                                          25,122,455    16,900,303
Accumulated other comprehensive income                                                 854,058          --
Retained earnings (the restricted portion of retained earnings is
$1,294,689 and $1,294,689 at September 30, 2005 and December 31,
2004, respectively)                                                                 25,448,055    16,199,384
                                                                                   -----------   -----------
Total Shareholders' Equity                                                          51,473,833    33,140,434
                                                                                   -----------   -----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $62,584,632   $42,836,624
   ------------------------------------------                                      ===========   ===========


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

                                   AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                         (UNAUDITED)


                                                THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                   SEPTEMBER 30,                       SEPTEMBER 30,
                                               2005              2004              2005              2004
                                           ------------      ------------      ------------      ------------
REVENUES                                   $ 13,407,237      $  7,372,555      $ 34,962,489      $ 19,283,134
COST OF GOODS SOLD                           (4,911,990)       (2,436,157)      (12,728,309)       (6,098,743)
                                           ------------      ------------      ------------      ------------
GROSS PROFIT                                  8,495,247         4,936,398        22,234,180        13,184,391

Selling and marketing                          (850,167)         (508,477)       (2,055,988)       (1,537,631)
Advertising                                    (756,541)         (728,802)       (2,160,625)       (2,336,006)
General and administrative                   (1,939,514)         (892,701)       (4,968,708)       (2,757,745)
Merger cost                                        --              (8,333)             --             (24,999)
Depreciation and amortization                  (310,267)         (145,619)         (919,195)         (436,674)
                                           ------------      ------------      ------------      ------------
INCOME FROM OPERATIONS                        4,638,758         2,652,466        12,129,664         6,091,336

INTEREST INCOME (EXPENSE), NET                  197,150           (23,694)           40,074           (71,485)

OTHER INCOME, NET                                   577            56,634            (6,700)           83,376

                                           ------------      ------------      ------------      ------------
INCOME BEFORE INCOME TAXES                    4,836,485         2,685,406        12,163,038         6,103,227
INCOME TAXES                                 (1,126,721)         (444,361)       (2,914,367)       (1,094,394)
                                           ------------      ------------      ------------      ------------

NET INCOME                                    3,709,764         2,241,045         9,248,671         5,008,833

FOREIGN CURRENCY TRANSLATION GAIN               854,058              --             854,058              --

                                           ------------      ------------      ------------      ------------
COMPREHENSIVE INCOME                       $  4,563,822      $  2,241,045      $ 10,102,729      $  5,008,833
--------------------                       ============      ============      ============      ============

NET INCOME PER SHARE
          BASIC                            $       0.08      $       0.07      $       0.22      $       0.15
          DILUTED                          $       0.08      $       0.07      $       0.22      $       0.15

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING
         BASIC                               44,000,009        33,570,957        41,239,172        33,073,499
         DILUTED                             44,076,235        33,594,477        41,267,329        33,097,224


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CONTACT:
         America Oriental Bioengineering, Inc.
         Lily Li, 212-786-7568 (U.S.)
         +86-451-86688139 (China)

INVESTORS:
         Matt Hayden
         Hayden Communications
         858-704-5065
         Matt@haydenir.com


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